October 24, 2001

Mr. Robert J. Higgins
President of Consumer Banking
   and Investment Services
FleetBoston Financial Corporation
100 Federal Street
Boston, MA   02110

Dear Bob,

           This letter serves to confirm that paragraph four of the letter agreement between you and FleetBoston Financial, dated as of September 7, 1999, is hereby amended, in its entirety, to read as follows, marked to show changes:

           “In the event your employment is terminated by reason of your death, by the Company without Cause or by you for Good Reason (as such terms are defined in your Amended and Restated Change of Control Agreement, dated as of October 15, 1997 (the “Change of Control Agreement”), assuming that the date of the consummation of the Merger was the Effective Date under the Change of Control Agreement, but with duties, responsibilities and authority as set forth herein) at any time up to and including December 31, 2002, you will be entitled to salary continuation payments for two years (the “severance period”) and a pro rata bonus for the year of termination (based on 70% of the CEO’s bonus for the prior year), together with such other benefits as may be provided pursuant to the terms of such other plans and programs in which you may participate, including immediate vesting of any of the options described above which have been granted (with you deemed employed at least through January 1, 2003 for purposes of measuring any post-termination exercise period), as well as lapsing of restrictions on the restricted stock grants also described above, provided that, in the event of your death, such salary and bonus shall be paid to your beneficiaries or your estate, as the case may be, in a lump sum. Your entitlement to pension benefits, perquisites and other benefits are unaffected by this letter, except as provided below. Furthermore, during the severance period, you will continue to be an employee for purposes of the Company’s welfare, retirement, deferred compensation and stock incentive and other equity plans (but without entitlement to additional awards under such incentive plans), and thereafter as a “retiree” under said plans; except if shall obtain other employment with comparable health insurance then your health insurance benefits with the Company shall terminate. Notwithstanding the above, the severance period shall terminate (except with respect to service and age credit to your qualified and nonqualified retirement plans), if you shall commence employment in a senior management position with one of the following competitors or their subsidiaries: Citizens Bancorp, Bank of New York Corp., Citicorp, or Chase Manhattan Corp. In addition, your salary continuation payments will be conditioned upon your delivering to the Company a release (in a form reasonably satisfactory to the Company) of all claims you may have against the Company with regard to discrimination or any other violation of law by the Company in terminating you in accordance herewith.”

           Bob, I would appreciate your signing below to indicate your agreement with the foregoing and returning a copy to Jannene Wagner, MA DE 10306Q.

Very truly yours, FleetBoston Financial By: /s/ M. ANNE SZOSTAK M. Anne Szostak
Agreed: /s/ ROBERT J. HIGGINS Robert J. Higgins